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FORM 3                                                      OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person

     Dimmler III        Charles                        L.
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   (Last)               (First)                 (Middle)

     650 Madison Avenue, 21st Floor
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                                    (Street)

     New York            New York               10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

     4/3/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

     SunPharm Corporation (SUNP)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]  Form filed by One Reporting Person
   [   ]  Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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
    Common Stock                         2,400 (1)                   D (2)

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

Warrant                  4/3/97     3/28/02         Common Stock           2,400         $4.00 plus 30%     D (2)
                                                                                         or 40% of Market
                                                                                         Price on date of
                                                                                         exercise -
                                                                                         (depending on
                                                                                         form of exercise)
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
Explanation of Responses:

(1) All 2,400 shares and 2,400 warrants reported herein are held as JTWROS with his wife, Irma L. Dimmler.
(2) Mr. Dimmler disclaims any ownership of shares and warrants held by his children or Cross Atlantic Partners K/S or Cross Atlantic Partners II K/S; Mr. Dimmler is an officer of CAP/Hambro, Inc., a general partner of the general partner of Cross Atlantic Partners K/S and Cross Atlantic Partners II K/S.

        /s/ Charles L. Dimmler, III                             4/11/97
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.